Exhibit 10.8

ADDENDUM & AMENDMENT

To that certain subscription agreement of august 6, 2013

By and between

Intec pharma ltd., Gabriel capital management (gp) ltd., Et al

THIS ADDENDUM & AMENDMENT (this “Addendum”) is made and entered into as of this 20th day of October, 2014 (the “Effective Date”) by and between Intec pharma ltd. (the “Company”) and Gabriel Capital Management (GP) Ltd. (“Gabriel Capital”), and supplements and amends that certain Subscription Agreement of August 6, 2013 (the “Agreement”) between the Company, Gabriel Capital, and each of the parties set out in Schedule A and Schedule C to the Agreement (each, a “Subscriber,” and collectively, the “Subscribers”).

The Company and the Subscribers are also referred to herein collectively as the “Parties”, and each as a “Party”.

Whereas,	the Company effected in September 2014 a rights offering for shareholders of the Company, pursuant to which shareholders were offered the opportunity to acquire additional shares of the Company at a price per share of NIS 0.60 (the “Rights Offering”), and whereas in October 2014 the Company issued shares at such price per share as a result of exercise of such rights (the “Exercise of Rights”); and

Whereas,	there arose between the Parties certain differences of opinion with respect to the correct interpretation of certain provisions of the Agreement, and the correct manner of their application in connection with the Rights Offering and the Exercise of Rights; and

Whereas,	pursuant to Section 13.5 to the Agreement, the authority to amend the Agreement is given to the Company and Gabriel Capital;

Now, Therefore, in order to reconcile such differences and intending to finally settle and agree upon the correct application of the Agreement in connection with the Rights Offering and the Exercise of Rights, through a legally binding document, the Company and Gabriel Capital do hereby agree as follows:

1.	INTERPRETATION

Capitalized terms used in this Addendum and not expressly defined herein shall have the respective meanings ascribed to them in the Agreement.

2.	APPLICATION OF SECTIONS 3.2, 4 AND 8 TO THE AGREEMENT

2.1	Notwithstanding the Protection Formula set forth in Section 8.1 to the Agreement, the number of additional shares to which each Subscriber shall be entitled as downside protection in connection with the Rights Offering and the Exercise of Rights, in full satisfaction of its rights under said Section 8.1, shall be 105 (one hundred five) shares for each 100 (one hundred) Subscription Shares initially issued to and still held by such Subscriber as of October 1, 2014 (the “Determining Date”), and subject to the Subscriber’s proof of issuance and holdings as reasonably required by the Company. For example, in the event a Subscriber was initially issued 150 Subscription Shares, such Subscriber shall be entitled to receive additional 158 shares.

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2.2	Notwithstanding the provisions of Sections 3.2(iv), 4.2 and 8.2 to the Agreement, the only adjustment to be made to the Warrants and the Additional Warrants in connection with the Rights Offering and the Exercise of Rights, other than the technical adjustment published by the Company on September 15, 2014, shall be the reduction of the Exercise Price and the Second Exercise Price for the Warrants and the Additional Warrants, respectively, to NIS 0.70 (seventy agorot) per share, as may be further reduced pursuant to Section 8. In the event of the application of Section 8.1 in a further or subsequent occurrence, then, solely for the purposes of Section 8.2, the “Investment/Exit Price” (i.e., the updated “Protection Threshold Price”) shall mean NIS 0.73 (seventy-three agorot) in respect of such further occurrence. For the avoidance of any doubt, the provisions of this Section 2.2 shall apply to all Warrants and Additional Warrants issued by the Company in connection with the Agreement (i.e. both to Subscribers and other recipients of Warrants and Additional Warrants who did not purchase Subscription Shares but are deemed to be Subscribers for the purposes of the Agreement and to any other persons who may have received warrants similar to the Warrants granted to the Subscribers at or about the Closings under the Agreement).

2.3	The number of Additional Warrants to be granted pursuant to Section 4.1(A) to the Agreement shall be calculated on the basis of Subscription Shares actually issued to the Subscribers under the Agreement up to and including the final of the Closing Dates thereunder; i.e., exclusive of any additional shares issued to them as downside protection in connection with the Rights Offering and the Exercise of Rights.

2.4	Notwithstanding anything to the contrary in this Addendum, any issuance of shares hereunder shall be subject to (a) proof by the Subscriber of ownership of the original Subscription Shares, through the Determining Date in a form reasonably acceptable to the Company; and (b) payment by the respective Subscriber to the Company of up to NIS 0.01 price-per-share as required in connection with such issuance under the rules of the TASE. Should TASE or any other regulatory authority condition its approval to the listing of such additional shares with a payment higher than NIS 0.01 per share or any other condition, the provisions of the third paragraph of Section 4.3 of the Agreement shall apply.

3.	CONTINUING EFFECT OF AGREEMENT

Except as expressly set forth herein, the provisions of the Agreement shall remain unchanged and in full force and effect as provided therein.

4.	BINDING NATURE; FINAL SETTLEMENT

4.1	This Addendum reflects a negotiated compromise and settlement between the Parties, and therefore: (a) shall not be deemed to constitute a precedent with respect to any future application of Sections 3 and 8 to the Agreement; and (b) shall not be construed as an admission, stipulation or agreement by any Party of any claim or argument of another Party raised in connection with the differences of opinion resolved hereby.

4.2	This Addendum constitutes an amendment to the Agreement made in accordance with the provisions of Section 13.5 thereto, and is therefore binding not only upon the Company and Gabriel Capital, but upon all Subscribers.

4.3	The Parties hereby acknowledge and agree that this Addendum is made and entered into by the Company in reliance on the finality and irrevocability of the Subscribers’ consent, given by Gabriel Capital’s execution hereof, to accept the arrangements set forth herein as full and final satisfaction of their rights under the Agreement in connection with the Rights Offering and the Exercise of Rights, and their irrevocable waiver hereby of any claim for rights, equity or compensation in connection with said Rights Offering and Exercise of Rights, beyond those set forth in Section 2 above.

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In Witness Whereof, the Company and Gabriel Capital, on behalf of all Parties, have set their signatures as of the Effective Date.

Intec Pharma Ltd.		Gabriel Capital Management (GP) Ltd.

/s/ Giora Carni
By:	Giora Carni	By:	/s/ Gabriel Capital Management (GP) Ltd.
	(Printed Name & Title)		(Printed Name & Title)

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